Exhibit 99.1

April 17, 2012 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2012, of $2,622,000, representing an increase of $589,000, or 29.0 percent, from the same period the prior year.  Earnings per share for the first quarter of 2012 were $.65, up 27.5 percent from the $.51 earned the first quarter of 2011.  Return on average assets and return on average equity was 1.20 percent and 14.60 percent, respectively, for the first quarter of 2012, versus .88 percent and 12.02 percent, respectively, for the same period the prior year.

“In summary, I am extremely pleased with the 29% increase in first quarter net income, as compared to the same period one year ago,” stated Jeffrey E. Smith, Chairman and CEO.  “Our number one initiative in 2011 was the improvement in asset quality; the aggressive approach we took then is evident now with significantly lower provision expense in the first quarter of 2012.  Our special assets section, working closely with our Board level Asset Quality Oversight Committee, deserves the credit for these positive results as this team worked tirelessly to determine the appropriate balance between foreclosure and forbearance.  While we accepted the recommendation of the FDIC to cease funding refund anticipation loans after the 2011 tax season, which resulted in the elimination of $486,000 in loan fees, we continued facilitating other non-loan tax refund products, which contributed $2,038,000 in non-interest income for the first quarter of 2012.  In addition, our deposit staff provided our customers with beneficial options to reduce or eliminate service charges and, at the same time, increase interchange income by nearly 32% from the first quarter of 2011.  While we continue to look for the sprouts of economic recovery, we still find pride in the fact that Ohio Valley Bank, founded in 1872, has helped our customers during three centuries.”

For the first quarter of 2012, net interest income decreased $291,000, or 3.2 percent, from the same period last year.  Contributing to the lower net interest income was the decline in average earning assets, which decreased nearly $65 million, primarily in loans.  However, the Company’s net interest margin remains strong and for the three months ended March 31, 2012, the net interest margin increased to 4.41 percent, from 4.25 percent for the same period the prior year.  The improvement in net interest margin was attributable to a decrease in our funding costs aided by a continued composition shift to lower costing transaction accounts from certificates of deposit and increased tax refund deposits held in noninterest-bearing accounts.  Also impacting net interest income in 2012 was the decrease in loan fees associated with refund anticipation loans.  After the 2011 tax season, the Company ceased funding refund anticipation loans as recommended by the FDIC.  As a result, there were no refund anticipation loan fees earned during the first quarter of 2012, which compares to $486,000 during the first quarter of 2011.

For the three months ended March 31, 2012, management provided $1,316,000 to the allowance for loan losses, a decrease of $1,628,000 from the same period the prior year.  The lower provision expense was related to the significant reduction in net charge-offs.  For the three months ended March 31, 2012, net charge-offs were down $2,466,000 from the same three-month period in 2011.  The first quarter of 2011 was impacted by the charge-off on one impaired loan relationship, which totaled $3,839,000.  The ratio of nonperforming loans to total loans at March 31, 2012 was .83 percent compared to .77 percent at March 31, 2011, and .52 percent at December 31, 2011.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2012 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.20 percent of total loans at March 31, 2012, compared to 1.23 percent at December 31, 2011 and 1.28 percent at March 31, 2011.

For the first quarter of 2012, noninterest income totaled $3,479,000, a decrease of $180,000, or 4.9 percent, from the first quarter of 2011.  Contributing to the decline was the decrease in tax processing fees received from a tax software provider.  For the three months ended March 31, 2012, tax processing fees totaled $2,038,000, a decrease of $230,000 from the same period the prior year.  For the 2012 tax season, the number of tax refund items processed has increased; however, the per item fee was reduced from the prior year leading to lower tax processing fees.  Although tax processing fees are down, management was pleased with the significant contribution from this revenue source, which accounted for over 58 percent of our first quarter noninterest income.  Contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $95,000, or 31.7 percent, from the 2011 first quarter.

Noninterest expense totaled $7,332,000 for the first quarter of 2012, an increase of $234,000, or 3.3 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $245,000 from the first quarter of 2011.  The increase was primarily related to higher healthcare and retirement benefit costs.  The total of all remaining noninterest expense categories decreased $11,000 from the prior year first quarter.  The limited growth in noninterest expense reflects management’s continued efforts to control expenditures.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained  in  this  earnings release which  are not statements  of historical fact  constitute forward-looking statements  within the meaning  of  the  Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2012	2011
PER SHARE DATA
Earnings per share	$0.65	$0.51
Dividends per share	$0.21	$0.21
Book value per share	$18.31	$17.36
Dividend payout ratio (a)	32.25%	41.33%
Weighted average shares outstanding	4,027,950	4,000,056

PERFORMANCE RATIOS
Return on average equity	14.60%	12.02%
Return on average assets	1.20%	0.88%
Net interest margin (b)	4.41%	4.25%
Efficiency ratio (c)	58.66%	54.73%
Average earning assets (in 000's)	$823,271	$887,972

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended
(in $000's)	March 31,
	2012	2011
Interest income:
Interest and fees on loans	$9,964	$11,299
Interest and dividends on securities	701	726
Total interest income	10,665	12,025
Interest expense:
Deposits	1,374	2,356
Borrowings	379	466
Total interest expense	1,753	2,822
Net interest income	8,912	9,203
Provision for loan losses	1,316	2,944
Noninterest income:
Service charges on deposit accounts	450	540
Trust fees	49	59
Income from bank owned life insurance
and annuity assets	194	179
Mortgage banking income	97	77
Electronic refund check / deposit fees	2,038	2,268
Debit / credit card interchange income	395	300
Gain on sale of other real estate owned	8	5
Other	248	231
Total noninterest income	3,479	3,659
Noninterest expense:
Salaries and employee benefits	4,268	4,023
Occupancy	402	426
Furniture and equipment	237	280
FDIC insurance	291	327
Data processing	279	236
Foreclosed assets, net	110	25
Other	1,745	1,781
Total noninterest expense	7,332	7,098
Income before income taxes	3,743	2,820
Income taxes	1,121	787
NET INCOME	$2,622	$2,033

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2012	2011
ASSETS
Cash and noninterest-bearing deposits with banks	$11,122	$8,914
Interest-bearing deposits with banks	108,982	42,716
Total cash and cash equivalents	120,104	51,630
Securities available for sale	91,130	85,670
Securities held to maturity
(estimated fair value: 2012 - $23,240; 2011 - $22,847)	22,785	22,848
Federal Home Loan Bank stock	6,281	6,281
Total loans	572,360	598,308
Less: Allowance for loan losses	(6,847)	(7,344)
Net loans	565,513	590,964
Premises and equipment, net	9,040	9,216
Other real estate owned	4,430	4,256
Accrued income receivable	2,417	2,872
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,565	23,097
Prepaid FDIC insurance	1,336	1,609
Other assets	5,006	4,467
Total assets	$853,874	$804,177

LIABILITIES
Noninterest-bearing deposits	$186,393	$138,143
Interest-bearing deposits	549,720	549,743
Total deposits	736,113	687,886
Other borrowed funds	20,093	20,296
Subordinated debentures	13,500	13,500
Accrued liabilities	10,389	10,652
Total liabilities	780,095	732,334

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2012 - 4,689,178 shares issued; 2011 - 4,686,295 shares issued)	4,689	4,686
Additional paid-in capital	33,525	33,473
Retained earnings	50,212	48,435
Accumulated other comprehensive income	1,065	961
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	73,779	71,843
Total liabilities and shareholders' equity	$853,874	$804,177